EXHIBIT 23

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 3-12043, Form S-8 No. 333-74984, Form S-8 No. 333-111929, Form S-3 No. 333-117472, Form S-3 No. 333-127198, Form S-3 No. 333-130113 and Form S-4 No. 333-111975) of Pilgrim's Pride Corporation and in the related Prospectuses of our reports dated December 10, 2008, with respect to the consolidated financial statements and schedule of Pilgrim's Pride Corporation and the effectiveness of internal control over financial reporting of Pilgrim's Pride Corporation, included in this Annual Report (Form 10-K) for the year ended September 27, 2008.

Dallas, Texas
December 10, 2008